Exhibit 99.1

Syntel Reports First Quarter 2015 Financial Results

Highlights:

•	Q1 revenue of $220.6M, up 1% from year-ago quarter, down 6% sequentially

•	Q1 EPS of $0.48 per diluted share, down 31% from year-ago quarter, and 43% sequentially

•	Q1 cash & short term investments of $867M

•	Global Headcount of 24,534 on March 31, 2015, up 1% versus prior year

TROY, Mich. – April 23, 2015 – Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced financial results for the first quarter, ended March 31, 2015.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter increased one percent to $220.6 million from $219.5 million in the prior-year period, and declined six percent from $235.3 million in the fourth quarter of 2014. During the first quarter, Banking and Financial Services accounted for 47.8 percent of total revenue, with Retail, Logistics and Telecom at 17.1 percent, Healthcare and Life Sciences at 15.6 percent, Insurance at 15.6 percent, and Manufacturing at 3.9 percent.

The Company’s gross margin was 35.7 percent in the first quarter, compared to 43.7 percent in the prior-year period and 41.4 percent in the fourth quarter of 2014. Selling, General and Administrative (SG&A) expenses were 16 percent of revenue in the first quarter, compared to 14.7 percent in the prior-year period and 10.2 percent in the previous quarter.

The first quarter income from operations was 19.7 percent of revenue as compared to 29.1 percent in the prior-year period and 31.2 percent in the fourth quarter. The sequential decline in operating margin during the first quarter primarily reflects lower revenue and the impact of currency-related balance sheet translations.

Net income for the first quarter was $40 million or $0.48 per diluted share, compared to $58.1 million or $0.69 per diluted share in the prior-year period and net income of $70.7 million or $0.84 per diluted share in the fourth quarter of 2014.

During Q1, Syntel spent $4.4 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $867 million. The Company ended the quarter with 24,534 employees globally.

Operational Highlights

“While the first quarter is typically a seasonally weaker period for us, this Q1 got off to a slower start than usual as some of the projects we are engaged on were slow to ramp,” said Syntel CEO and President Nitin Rakesh. “We are maintaining our 2015 outlook for EPS and the lower end of our revenue range as the broader environment remains favorable and our pipelines continue to build. We are optimistic that current market conditions support a continuation of the discretionary spending trends seen last year.”

“This quarter’s performance is not characteristic of Syntel and we have taken actions to ensure that we stay on the growth path we have embarked on,” said Rakesh. “One of the quarter’s highlights is that business activity in our Healthcare and Life Sciences industry group continued to improve from second-half 2014 as we expanded our services offerings in this industry to further strengthen our market position.”

“We remain committed to distinguishing our service delivery with innovative IP and a customer focus that has fortified existing relationships while presenting multiple opportunities to build new ones in our chosen domains. This commitment has helped us assemble a long-term track record of strong execution, and we look forward to building on this in the future.”

2015 Guidance

Based on current visibility levels and an exchange rate assumption of 62 Indian rupees to the dollar, the Company currently expects 2015 revenue of $985 million to $1015 million and EPS in the range of $2.70 to $2.95.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2015 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 30, 2015 by dialing (855) 859-2056 and entering “27576350”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq: SYNT) is a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies. Syntel’s mission is to create new opportunities for clients by harnessing our passion, talent and innovation. We combine technology expertise, industry knowledge and a global delivery model to drive business value creation. Syntel’s “Customer for Life” philosophy drives our relentless focus to build long-term, collaborative client partnerships. To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED MARCH 31,

	2015	2014

Net revenues	$220,599	$219,523
Cost of revenues	141,785	123,500

Gross profit	78,814	96,023
Selling, general and administrative expenses	35,382	32,221

Income from operations	43,432	63,802

Other income, net	9,338	11,785

Income before provision for income taxes	52,770	75,587

Income tax expense	12,749	17,439

Net income	$40,021	$58,148

Other Comprehensive Income

Foreign currency translation adjustments	$10,626	$24,847
Gains on derivatives:
Gains arising during period on net investment hedges	—	724

Unrealized gains on securities:
Unrealized holding gains arising during period	3,440	2,724
Reclassification adjustment for gains included in net income	(1,868)	(1,855)

	1,572	869

Defined benefit pension plans:
Net Profit arising during period	—	—
Amortization of prior service cost included in net periodic pension cost	25	2

	25	2

Other comprehensive income, before tax	12,223	26,442
Income tax expenses related to Other Comprehensive Income	(486)	(252)

Other comprehensive income, net of tax	11,737	26,190

Comprehensive Income	$51,758	$84,338

Dividend per share	$—	$—

EARNINGS PER SHARE:
Basic	$0.48	$0.69
Diluted	$0.48	$0.69

Weighted average common shares outstanding:

Basic	83,907	83,680

Diluted	84,127	83,944

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited)
	March 31, 2015	December 31, 2014

ASSETS

Current assets:
Cash and cash equivalents	$281,784	$197,708
Short term investments	585,168	669,353
Accounts receivable, net of allowance for doubtful accounts of $703 at March 31, 2015 and December 31, 2014, respectively	114,995	111,993
Revenue earned in excess of billings	40,654	27,493
Deferred income taxes and other current assets	65,190	56,930

Total current assets	1,087,791	1,063,477

Property and equipment	217,320	210,206
Less accumulated depreciation and amortization	106,157	101,155

Property and equipment, net	111,163	109,051

Goodwill	906	906

Non current Term Deposits with Banks	82	105

Deferred income taxes and other non current assets	61,872	50,476

TOTAL ASSETS	$1,261,814	$1,224,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$48,336	$60,765
Income taxes payable	21,562	23,781
Accounts payable and other current liabilities	35,097	33,573
Deferred revenue	2,294	3,266
Loans and borrowings	6,968	8,852

Total current liabilities	114,257	130,237

Other non current liabilities	16,430	16,198
Non Current loans and borrowings	129,750	129,750

TOTAL LIABILITIES	260,437	276,185

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	1,001,377	947,830

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,261,814	$1,224,015